UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2007
Asyst Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

California	000-22430	94-2942251

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

46897 Bayside Parkway, Fremont, California	94538

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 661-5000

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement
      On December 21, 2007, Asyst Technologies, Inc. entered into an employment agreement with Stephen S. Schwartz. Under this agreement, which superseded Dr. Schwartz’s previous at-will employment letter agreement and Change of Control agreement, Dr. Schwartz will continue to be employed as our Chief Executive Officer, and we agree to use best efforts to cause him to be re-elected as a member and Chair of our Board of Directors throughout the term of the agreement.
     The agreement will terminate on March 31, 2010, although if a Change in Control (as defined in the agreement) occurs before that date, the agreement will remain in effect until the later of (i) March 31, 2010 or (ii) 24 months after the date of that Change in Control. At the end of the agreement’s term, and on each anniversary thereof, we may elect to extend the agreement for additional one-year periods.
     During the agreement’s term, Dr. Schwartz will receive an annual base salary and annual management target bonus (depending upon achievement of company and individual performance objectives). The agreement does not adjust Dr. Schwartz’s current annual base salary or target bonus. Dr. Schwartz also will be eligible to participate in all employee welfare and benefit plans normally offered to Asyst senior executives and to receive equity awards as determined by our Board’s Compensation Committee.
     Dr. Schwartz is also eligible to receive the following benefits on termination of his employment during the agreement’s term, by Asyst without Cause or by Dr. Schwartz for Good Reason (each as defined in the agreement):
(a)	all unpaid base salary, annual or discretionary bonus, unused vacation, unreimbursed business expenses, deferred compensation earned and other compensation and benefits accrued or deemed earned, due and payable through the date of termination;
(b)	compensation equal to the sum of (x) the prorated portion of his annual bonus for the then-current fiscal year (assuming 100% achievement of company and individual performance objectives), (y) Dr. Schwartz’s then-annual base salary, and (z) two times the average of his annual bonuses actually paid during the three fiscal years prior to such termination;
(c)	continuing coverage for two years under life, disability, accident, health and other benefit programs covering senior executives; and
(d)	immediate accelerated vesting of any unvested options and stock awards (other than performance-based awards), with up to one year following termination to exercise any such stock options.
In the event of Dr. Schwartz’s death during the term of the agreement, his beneficiaries would be entitled to the above benefits and compensation, plus an additional payment equal to one times Dr. Schwartz’s then-annual base salary.

     If Dr. Schwartz’s employment is terminated within 24 months following a Change in Control (as defined in the agreement), he would be entitled to the benefits and compensation listed in clauses (a) through (d) above and also be eligible to receive immediate accelerated vesting of any unvested performance-based options and stock awards, with up to one year following termination to exercise any such stock options.
     Under the agreement, “Cause” is generally defined by reference to events of criminal, willful or grossly negligent misconduct, including actions that cause material injury to Asyst. Under the agreement, “Good Reason” is generally defined to mean, without Dr. Schwartz’s prior written consent: removal of Dr. Schwartz as our Chief Executive Officer, assignment of duties substantially inconsistent with his position as our Chief Executive Officer or a substantial diminution in the nature of authority or responsibilities as our Chief Executive Officer; reduction in his then-current base salary or annual target bonus (except pursuant to an across-the-board reduction similarly affecting all senior executives of Asyst); Asyst’s failure to continue compensation plans or incentive programs in which Dr. Schwartz participates (except pursuant to an across-the-board reduction similarly affecting all senior executives of Asyst); relocation of our principal place of business more than 30 miles from the location at the date of the agreement; Asyst’s failure to offer to extend the agreement at its term for successive one-year periods; failure of a successor to Asyst expressly to assume and agree to perform the agreement. Under the agreement, “Change in Control” is generally defined to mean the acquisition by an individual, entity or group of 30 percent or more of Asyst’s voting stock; a change in the composition of a majority of Asyst’s board of directors over a two-year period; a liquidation or dissolution of Asyst; or a merger, consolidation, or transfer or sale of all or substantially all of Asyst’s assets.
     There are certain additional provisions in the agreement relating to Section 409A of the Internal Revenue Code that may affect the timing of payments to Dr. Schwartz upon termination. In addition, in the event of termination of employment by Asyst without Cause or by Dr. Schwartz for Good Reason (each as defined in the agreement) Asyst has also agreed to retain Dr. Schwartz as a consultant for the one-year period following termination. During this period, Dr. Schwartz will provide transition services and assistance as may be reasonably requested by our Board of Directors or our Chief Executive Officer and will be paid an amount equal to his annual base salary as of the date of termination. Dr. Schwartz may also be prohibited during this period from recruiting certain senior Asyst employees, soliciting business from certain Asyst customers and accepting employment with a competitive business.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: December 27, 2007	By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel & Secretary

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